Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40893, No. 333-80003, No. 333-122834 and No. 333-122835) of OYO Geospace Corporation of our report dated December 7, 2006 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 7, 2007